EXHIBIT 99.1

Domino’s Announces First Quarter 2004 Financial Results

ANN ARBOR, Michigan, May 4, 2004: Domino’s, Inc., the recognized world leader in pizza delivery, today announced its financial results for the first quarter ended March 21, 2004. System-wide sales increased 6.8% during the first quarter and income from operations was a record $43.5 million.

Domino’s Chairman and CEO David Brandon said, “Overall, we are proud of our results in the first quarter. We performed admirably considering the unusually high levels of competitive activity and cost increases we experienced. Food costs and other operational costs rose significantly during the first quarter, led by increases in cheese prices. Despite these challenges, we achieved record income from operations led by strong system-wide sales growth from our domestic and international franchisees.”

“I’d like to once again commend our international franchisees and team members, who continued to consistently perform at a high level and have emerged as another important growth engine for our company,” Brandon added.

Quarterly Highlights

(versus first quarter 2003)

•	Income from operations increased $0.4 million to a first quarter record $43.5 million.

•	Net income increased $0.1 million to $18.4 million.

•	System-wide sales increased 6.8%; retail sales at our Company-owned stores totaled $89.6 million, while retail sales at our franchise stores totaled $953.2 million.

•	Domestic Stores same store sales decreased 0.9%; comprised of a domestic franchise same store sales decrease of 0.8% and a domestic Company-owned same store sales decrease of 1.6%.

•	International same store sales increased 6.4%, on a constant dollar basis, marking the 41st consecutive quarter of international same store sales growth. International same store sales increased 16.7% on a historical dollar basis, reflecting the generally weaker U.S. dollar in the key markets in which we compete.

•	At the end of the first quarter, there were 7,473 Domino’s Pizza stores in operation worldwide, a net increase of 220 stores since the end of the first quarter of 2003 and a net increase of 46 stores since 2003 year-end.

Financial Summaries

	Fiscal Quarter Ended
(Dollars in millions)	March 21, 2004	March 23, 2003	% Change
Total revenues [1]	$318.8	$312.3	2.1%
Income from operations	43.5	43.1	0.9
Net income	18.4	18.3	0.3

[1]	Total revenues include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix while distribution revenues may vary significantly as a result of fluctuations in food prices, including cheese prices.

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Revenues

The increase in first quarter system-wide sales was due primarily to an increase in same store sales at our international stores and an increase in worldwide store counts, offset in part by a decrease in same store sales at our domestic franchise and domestic Company-owned stores.

The increase in first quarter total revenues was due primarily to an increase in revenues from our international and domestic distribution operations, offset in part by a decrease in revenues from our domestic stores. The increase in our international revenues was due primarily to an increase in international same store sales, an increase in the average number of international stores open during 2004 and a related increase in revenues from our international distribution operations. On a constant dollar basis, international same store sales increased 6.4% in the first quarter of 2004, compared to the comparable period in 2003. On a historical dollar basis, international same store sales increased 16.7% in the first quarter of 2004, compared to the comparable period in 2003, reflecting a generally weaker U.S. dollar in those markets in which we compete. There were 2,553 international stores in operation at the end of the first quarter of 2004, a 152 store net increase from the comparable period in 2003.

The increase in domestic distribution revenues was due primarily to a market increase in overall food prices, including higher cheese prices, and was offset in part by lower volumes relating to the decrease in domestic franchise same store sales. The cheese block price-per-pound averaged $1.34 in the first quarter of 2004, up from $1.12 in the comparable period in 2003.

The decrease in our domestic stores revenues was due primarily to a decrease in same store sales at both our Company-owned and franchised stores offset in part by an increase in the average number of domestic franchise stores open during 2004. Domestic same store sales decreased 0.9% in the first quarter of 2004; comprised of a 0.8% decrease in domestic franchise same store sales and a 1.6% decrease in domestic Company-owned same store sales. There were 4,344 domestic franchise stores in operation at the end of the first quarter of 2004, a 70 store net increase from the comparable period in 2003. There were 576 domestic Company-owned stores in operation at the end of the first quarter of 2004, a 2 store net decrease from the comparable period in 2003.

Earnings

The increase in first quarter income from operations was due primarily to an increase in royalty revenues from our international and domestic franchise stores, offset in part by lower volumes in our domestic distribution operations. General and administrative expenses decreased to 11.8% of revenues, in the first quarter of 2004, down 0.2 percentage points from the comparable period in 2003, due primarily to management’s continued focus on controlling overhead costs.

The increase in first quarter net income was due primarily to the increase in income from operations and a decrease in other expense, offset in part by an increase in interest expense and an increase in provision for income taxes. The decrease in other expense was due to $1.7 million of losses incurred in connection with the retirement of $20.5 million of the Company’s senior subordinated notes in the first quarter of 2003. The increase in interest expense was due primarily to higher debt levels in the first quarter of 2004 as a result of our June 2003 recapitalization.

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Definitions

Same store sales growth: Same store sales growth is calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth, on a constant dollar basis. Changes in international same store sales on a constant dollar basis reflect changes in international local currency sales. Changes in international same store sales on a historical dollar basis reflect changes in international sales converted using the U.S. dollar exchange rates that were in effect for the applicable periods.

System-wide sales: We refer to total worldwide retail sales at Company-owned and franchise stores, collectively, as system-wide sales. Management believes system-wide sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry system-wide sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for our franchise stores are reported to us by our franchisees.

About Domino’s Pizza: Founded in 1960, Domino’s Pizza, the recognized world leader in pizza delivery, operates a network of 7,473 Company-owned and franchised stores in the United States and more than 50 countries. Domino’s Pizza, named a Megabrand by Advertising Age, had Company-owned and franchise retail sales of nearly $4.2 billion in 2003. Domino’s Pizza was named “2003 Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2003, Domino’s became the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations - Domino’s, Inc. (734) 930 - 3008

Please note: Due to Domino’s Pizza, Inc.’s recent filing of a Form S-1 registration statement and our interpretation of the SEC’s “quiet period” restriction, no interviews will be granted regarding this particular earnings release.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands)	March 21, 2004	March 23, 2003
Revenues:
Domestic Company-owned stores	$87,964	$89,942
Domestic franchise	34,637	34,404
Domestic distribution	170,850	167,436
International	25,303	20,470

Total revenues	318,754	312,252

Operating expenses:
Cost of sales	237,643	231,804
General and administrative	37,640	37,358

Total operating expenses	275,283	269,162

Income from operations	43,471	43,090

Interest expense, net	13,899	12,230
Other	—	1,743

Income before provision for income taxes	29,572	29,117

Provision for income taxes	11,164	10,773

Net income	$18,408	$18,344

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Domino’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 21, 2004 (Unaudited)	December 28, 2003 (Note)
Assets
Current assets:
Cash and cash equivalents	$36,611	$42,726
Accounts receivable	60,297	64,571
Inventories	23,045	19,480
Advertising fund assets, restricted	21,345	30,544
Other assets	21,653	25,555

Total current assets	162,951	182,876

Property, plant and equipment, net	127,747	127,067

Other assets	134,281	138,506

Total assets	$424,979	$448,449

Liabilities and stockholder’s deficit
Current liabilities:
Current portion of long-term debt	$286	$18,572
Accounts payable	49,098	53,388
Advertising fund liabilities	21,345	30,544
Other accrued liabilities	68,950	81,759

Total current liabilities	139,679	184,263

Long-term liabilities:
Long-term debt, less current portion	942,035	941,165
Other accrued liabilities	42,793	41,110

Total long-term liabilities	984,828	982,275

Total stockholder’s deficit	(699,528)	(718,089)

Total liabilities and stockholder’s deficit	$424,979	$448,449

Note: The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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